Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

DEVELOPMENT AGREEMENT

                This DEVELOPMENT AGREEMENT (together with the Exhibits hereto, this “Agreement”), dated as of March 15, 2007 (the “Effective Date”), is made by and among MonoSol Rx, LLC., a Delaware limited liability corporation (“MonoSol”) and Adams Respiratory Products, Inc., a Delaware corporation (“Adams”).  MonoSol and Adams are referred to hereinafter individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

                A.            The Parties have entered into a License Agreement of even date herewith the (“License Agreement”) pursuant to which MonoSol grants to Adams a license in and to certain know-how and other intellectual property related to certain MonoSol products on the terms and subject to the conditions set forth in the License Agreement;

                B.            The Parties have also entered into a Finished Product Supply Agreement of even date herewith (the “Supply Agreement”) pursuant to which MonoSol has agreed to manufacture and supply to Adams certain finished products on the terms and subject to the conditions set forth in the Supply Agreement;

                C.            MonoSol has expertise in developing and manufacturing over the counter and prescription pharmaceutical products; and

                D.            Adams desires that MonoSol carry out certain product development projects to create a line of thin film strip products on behalf of Adams as described herein.

                In consideration of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

SECTION 1.       DEFINITIONS

                Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings given to them in the Supply Agreement.

1.1          “Affiliate” means, with respect to a Person, (i) any other Person at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by said Person, (ii) any other Person that owns or controls, directly or indirectly, at least fifty percent (50%) of the issued and voting capital of said Person, or (iii) any other Person

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

at least fifty percent (50%) of the issued and voting capital of which is owned or controlled, directly or indirectly, by any Person referenced in clause (i) or (ii) above.

1.2          “FDA” means the Food and Drug Administration or any successor agency.

1.3          “Indemnified Parties” means (i) with respect to claims arising under Section 7.1, MonoSol Indemnified Parties, and (ii) with respect to claims arising under Section 7.2, Adams Indemnified Parties.

1.4          “Indemnifying Party” means (i) with respect to claims arising under Section 7.1, Adams, and (ii) with respect to claims arising under Section 7.2, MonoSol.

1.5          “Knowledge” with respect to Monosol means the actual knowledge of any executive officer of MonoSol after reasonable inquiry.

1.6          “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a governmental authority.

1.7          “Project” means, collectively, the Thin Strip Project and any Future Projects, as such terms are defined in Section 2.1 below.

1.8          “Territory” means Mexico, Canada and the United States and its territories and possessions, including Puerto Rico.

1.9          “Trade Secrets” means information, including technical and nontechnical data, a formula, pattern, compilation, program device, method, technique, process or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

SECTION 2.         PRODUCT DEVELOPMENT

2.1          Projects.  MonoSol and Adams intend to (a) initiate a project to develop a [*] thin film strip product (the “[*] Product”) on the terms and subject to the conditions of the Project Plan attached hereto as Exhibit A (the “Thin Strip Project”), and (b) enter into discussions from time to time with respect to future projects to develop other modifications, extensions or variations of the thin strip technology for use in respiratory care products (each, a “Future Project”, and together with the Thin Strip Project, the “Projects”), within the Territory.  Notwithstanding the foregoing, it is acknowledged and agreed that neither Adams nor MonoSol shall have any obligation to engage in any Future Projects under this Agreement unless and until MonoSol and Adams shall reach mutual agreement with respect to the scope of such Future Project and the terms and conditions of the Project Plan related thereto.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

2.2          Project Plans.  With respect to each Project agreed by MonoSol and Adams, the Parties shall agree to the terms and conditions of a project plan (each, a “Project Plan”) and each of MonoSol and Adams shall carry out the work on such Project, and perform their respective responsibilities with respect to such Project, according to the Project Plan for such Project.  Each Project Plan shall set forth the agreed upon terms and conditions of the Project, including without limitation the specifications mutually agreed by MonoSol and Adams (the “Specifications”) for any product intended to be developed under such Project (each, a “Product”), as well as the development work to be carried out by MonoSol in connection with such Project. For the avoidance of doubt, Exhibit A constitutes the Project Plan for the Thin Strip Project. Any amendments, modifications or adjustments to a Project Plan shall require the express written consent of each of the Parties. The Parties acknowledge and agree that each Project Plan so agreed by the Parties shall be incorporated and made part of this Agreement.

2.3          Communication. MonoSol shall advise Adams, in writing if requested, of the progress and status of each Project hereunder.  MonoSol shall also advise Adams promptly, in writing if requested, of all significant developments regarding the Projects.

2.4          Process Development/Validation.  MonoSol shall be responsible, at its cost and expense, for the development of, and performance of all validation activities in connection with, any manufacturing processes and requirements as are necessary or desirable, as determined in consultation with Adams, in connection with the development of a Product for commercial production in the Territory, including (but not limited to) the development and process qualification, assuring content uniformity, analytical testing, preparation of technical validation reports, the preparation of equipment qualification and manufacturing validation procedures, the qualification of equipment and utilities, as well as the validation of the manufacturing, packaging and cleaning processes in accordance with such procedures and the manufacture and testing of Validation Lots (“Process Development/Validation Activities”) and for providing such information and taking such steps as are necessary in connection with the CMC or similar portions of any regulatory applications required to obtain Regulatory Approvals for a Product, and otherwise in connection with the manufacture of the Product by MonoSol and sale of the  Product to and by or under authority of Adams hereunder.

2.5          Product for Regulatory Approval.  MonoSol shall manufacture each Product in an FDA-approved manufacturing facility that meets GMPs and in accordance with the Specifications for the Product, shall not supply adulterated Products, and shall otherwise manufacture and supply the Product to Adams as necessary to obtain Regulatory Approvals and in a manner that meets applicable regulatory requirements. All supplies of Product and placebo required to obtain Regulatory Approval shall be supplied at no charge to Adams.

2.6          Restriction on MonoSol Data Use.  MonoSol will not use or grant access to any data generated in connection with the registration of the Product in North America for the benefit of third parties without obtaining the prior approval of Adams which approval may be conditioned upon the payment of a reasonable royalty.

2.7          Rights of First Refusal.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

(a)           During the term of this Agreement, if MonoSol: (i) develops additional drug products in the Therapeutic Categories, either in conjunction with Adams or on its own, or (ii) is presented with a development opportunity for an additional drug product in the Therapeutic Categories in the United States, utilizing the MonoSol IP Rights (as such Term is defined in the License Agreement between the parties of even date herewith (collectively,  the “New Products”), Adams shall have the first right to market exclusively any New Products in the United States.  MonoSol shall submit to Adams a written request for proposal identifying the New Product, including reasonably prescribed specifications, standards, delivery and pricing.  Within 30 days of Adams’ receipt of each proposal for a New Product, Adams shall advise MonoSol if it wishes to pursue development of the New Product.  The parties shall then negotiate in good faith to reach agreement on applicable pricing for the New Product and such New Product shall become subject to the remaining terms and conditions of this Agreement.  If the parties to this Agreement do not reach agreement on the pricing and terms of any New Product within 90 days (if the New Product is developed by MonoSol or in conjunction with Adams) or 30 days (if the New Product is to be developed in conjunction with a third party) of MonoSol’s receipt of Adams’ notice, Adams shall make a final offer to MonoSol, prior to the expiration of the applicable negotiation period, consisting of (i) development milestones and milestone payments including payments for development costs, (ii) cost of goods and (iii) binding three (3) year minimum purchase requirements.  Provided that such offer has been made, MonoSol shall not enter into an agreement for a New Product on terms where the sum of: (a) the milestone payments and development costs, and (b) the cost of goods multiplied by the total of the number of units in the three (3) year minimum purchase requirements, is lower than in the offer supplied by Adams as set forth above (the “Lower Offer”).  If MonoSol intends to accept such Lower Offer, it shall first offer the relevant conditions to Adams.  If Adams fails to accept these conditions in writing within 5 business days, MonoSol shall be free to accept the Lower Offer by the third party.

(b)           During the term of this Agreement, if Adams desires to:  (i) develop additional drug products in the Therapeutic Categories, either in conjunction with MonoSol or on its own, or (ii) is presented with a development opportunity for an additional drug product in the Therapeutic Categories in the United States, which can utilize the MonoSol IP Rights (collectively, “New Products”), MonoSol shall have a right of first refusal on the rights to develop and manufacture any Adams New Products in the United States which are consistent with the limitations of the MonoSol IP Rights.  Adams shall submit to MonoSol a written request for proposal identifying the New Product, including reasonably prescribed specifications, standards, delivery and pricing.  Within 30 days of MonoSol’s receipt of each proposal for a New Product, MonoSol shall advise Adams if it wishes to pursue development of the New Product.  The parties shall then negotiate in good faith to reach agreement on applicable pricing for the New Product and such New Product shall become subject to the remaining terms and conditions of this Agreement.  If the parties to this Agreement do not reach agreement on the pricing and terms of any New Product within 90 days (if the New Product is developed by MonoSol or in conjunction with a third party) of MonoSol’s receipt of Adams notice, MonoSol shall make a final offer to Adams, prior to the expiration of the applicable negotiation period, consisting of (i) development milestones and milestone payments including payments for development costs, (ii)

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

cost of goods and (iii) binding three (3) year minimum purchase requirements.  Provided that such offer has been made, Adams shall not enter into an agreement for the development and manufacturing of a New Product on terms where the sum of:  (a) the milestone payments and development costs, and (b) the cost of goods multiplied by the total of the number of units in the three (3) year minimum purchase requirements, is higher than in the offer supplied by MonoSol as set forth above (the “Higher Offer”).  If Adams intends to accept such Higher Offer, it shall first offer the relevant conditions to MonoSol.  If MonoSol fails to accept these conditions in writing within 5 business days, Adams shall be free to accept the Higher Offer by the third party.

(c)           For purposes of this Section 2.7, the term “Therapeutic Categories” shall mean [*].

(d)           The rights of both Adams and MonoSol under this Section 2.7 shall terminate immediately in the event that the parties fail to enter into agreements to develop and commercialize a second prescription product within 180 days of the completion of the proof of principal study referred to in Section 4(a) hereof, provided that such 180 day period shall not be deemed to occur prior to January 1, 2008.

SECTION 3.         REGULATORY APPROVAL

3.1          NDAs.  Adams will have sole responsibility for filing an NDA for each of the Products (the “Product NDAs”) with the FDA, as well as for all other comparable filings and interactions with all appropriate Regulatory Authorities.

3.2          Cooperation.  Adams shall use commercially reasonable efforts to obtain approval for each of the Products in the Territory.  Adams and MonoSol shall cooperate and consult with respect to the design and execution of all clinical studies, and MonoSol shall provide Adams commercially reasonable regulatory affairs support and guidance with respect to all matters concerning NDA filings and each of the Products.

3.3          Ownership of Data Developed by Adams.  Other than information obtained from MonoSol, Adams shall retain sole ownership of all data created or obtained by Adams during the course of Adams seeking Regulatory Approval for a Product (“Adams Data”).  For purposes of this Agreement, Adams Data shall not include information in the public domain, including but not limited to summary basis of approvals as published by the FDA.

3.4          Other Regulatory Matters.  (a)  Provided that Adams obtains Regulatory Approval for a Product NDA in the United States, Adams or its designee shall be responsible, during the Term, at its own cost and expense, for filing and maintaining all documentation and other information required by any state, territory or possession in the Territory for the purpose of listing a Product on each such state’s or territory’s or possession’s formulary, and obtaining such other approvals as may be necessary to market the Product in each state, territory or possession.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

                (b)           At the request of Adams, one or more representatives of MonoSol will assist Adams with all correspondence with the FDA or other Regulatory Authority relating to the Regulatory Approval of each of the Products, and participate in all meetings with the FDA or other Regulatory Authority regarding each of the Products.

SECTION 4.         MILESTONE PAYMENTS

In consideration for the development work MonoSol shall carry out on the Thin Strip Project conducted under the terms of this Agreement, unless otherwise provided in the fee schedule set forth in the applicable Project Plan, Adams shall pay MonoSol the following product development milestone payments:

a)             Within 30 days of completion of the prototype development and stability for the proof of principal clinical study, as described further in Exhibit A, Adams will pay to MonoSol Five Hundred Thousand ($500,000) dollars; provided, however, that in the event the prototype device and stability for the proof of principal clinical study have not been completed by [July 1, 2007].  Adams may notify MonoSol in writing that Adams no longer wishes to pursue the Thin Strip Project, in which event this Agreement shall terminate and the Parties shall no longer have any obligations to each other under this Agreement, including any obligation by Adams to make any payments to MonoSol.

b)             Within 30 days of successful completion of the pivotal clinical study, as described further in Exhibit A, Adams will pay to MonoSol Five Hundred Thousand ($500,000) dollars; provided, however, that in the event the pivotal clinical study has not been completed by [December 1, 2007,] Adams may notify MonoSol in writing that Adams no longer wishes to pursue the Thin Strip Project, in which event this Agreement shall terminate and the Parties shall no longer have any obligations to each other, including any obligation by Adams to make any payments to MonoSol under this Section 4(b).

c)              Within 30 days of delivery of the chemistry manufacturing controls (“CMC”), as described further in Exhibit A, Adams will (i) pay to MonoSol Two Hundred Fifty Thousand ($250,000) dollars; provided, however, that if the CMC have not been completed by [October 1, 2008,] Adams may notify MonoSol in writing that Adams no longer wishes to pursue the Thin Strip Project, in which event this Agreement shall terminate and the Parties shall no longer have any obligations to each other, including any obligation by Adams to make any payments to MonoSol under this Section 4(c).

d)             Within 30 days of the acceptance by the FDA of the [*] Product NDA, Adams will pay to MonoSol Two Hundred Fifty Thousand ($250,000) dollars; provided, however, that in the event the FDA has not accepted the [*] Product NDA by [October 1, 2008,] Adams may notify MonoSol in writing that Adams no longer wishes to pursue the Thin Strip Project, in which event this Agreement shall terminate and the Parties shall no longer have any obligations to each other, including any obligation by Adams to make any payments to MonoSol under this Section 4(d).

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

e)              Within 30 days of each of the second, third and fourth anniversaries of the Commercial Launch Date of the [*] Product, Adams shall pay to MonoSol One Hundred Sixty Seven Thousand ($167,000) dollars.

Adams will not be liable for, and shall not owe to MonoSol, any of MonoSol’s out-of-pocket expenses related to any Project. The Parties shall negotiate, in good faith, the fee schedule for any Future Project and such fees shall be included in the Project Plan.

SECTION 5.         INTELLECTUAL PROPERTY

5.1          Thin Strip Project. Upon development of any product as a result of the Thin Strip Project, MonoSol shall grant a license to Adams under the MonoSol IP Rights (as such term is defined in the License Agreement) in the Territory to make, have made, use, sell and offer for sale such product in the Territory, on the terms and subject to the conditions of the License Agreement.  Any IP Rights that MonoSol or Adams conceive, develop or reduce to practice (“Developments”) in the course of performing the Thin Strip Project shall be owned solely by the Party which conceived, developed or reduced it to practice.

5.2          Future Projects. With respect to any Future Projects, the Parties shall discuss intellectual property matters related to such Future Projects and, if applicable, shall include in the Project Plan for such Future Project any agreed upon terms and conditions with respect to (i) any license to be granted by MonoSol to Adams under the MonoSol IP Rights with respect to any Products developed under such Future Project, and (ii) the ownership of any Developments that the Parties conceive, develop or reduce to practice in the course of performing such Future Project.

5.3          Data and Records.  MonoSol agrees to and shall use reasonable care in inventorying, handling and safeguarding all property of Adams entrusted to its care.  MonoSol shall not discard or destroy any raw data, laboratory work sheets, other original records or documentation created in connection with the performance of a Project hereunder, without prior written permission from Adams, except in the ordinary course of business consistent with MonoSol’s policies and past practice.

5.4          Intellectual Property Applications.  Each Party shall, at the reasonable request of the other, cooperate in the making of applications for letters patent or for copyright registration on any Developments owned by such requesting Party under the terms of this Agreement and the applicable Project Plan.

SECTION 6.         CONFIDENTIALITY

6.1          General. Pursuant to the terms of this Agreement, each of MonoSol and Adams (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party,

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, Trade Secrets, know-how, intellectual property and related information, including without limitation operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”).  For clarity and notwithstanding Section 5.2, Developments shall be the Confidential Information of the Party that owns such Developments under the terms and conditions of this Agreement and the applicable Project Plan.  The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or any other agreements between the parties referenced in this Agreement (the “Ancillary Agreements”).  The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Ancillary Agreements.

6.2          Exceptions.  Confidential Information shall not include any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Ancillary Agreements, (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same, or (iv) is developed independently by the Receiving Party without use, direct or indirect, of information that is required to be held confidential under this Agreement or the Ancillary Agreements.  In addition, nothing in this Section 5 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to or any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

6.3          Permitted Disclosures. It shall not be a breach of Section 5.1 if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to applicable law, including securities laws applicable to a public company, to any Regulatory Authority or other governmental authority, or (ii) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement; provided, however, the Receiving Party may only make such disclosure if (A) it provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperates with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure, and (C) limits the disclosure, if any, to the specific purpose at issue.

6.4          Confidential Terms. Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly.  Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable). The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis and may, upon obtaining a written confidentiality agreement, further disclose the existence and terms of this Agreement to third parties to whom it may be relevant in connection with financings, acquisitions and similar transactions.

6.5          Equitable Remedies.  Each Party specifically recognizes that any breach by it of this Section 5 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Parties shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available.

SECTION 7.         REPRESENTATIONS AND WARRANTIES AND COVENANTS

7.1          Covenants. Each of MonoSol and Adams hereby covenants to the other that:

(a)           it shall use its reasonable commercial efforts to perform the services required to be performed by it under this Agreement in a professional and competent manner and in accordance with the terms and conditions of the Project Plans;

(b)           all services and goods rendered shall be provided in material compliance with current good laboratory practices and current GMP of the FDA and in material compliance with any other applicable federal, state or local laws, regulations, guidelines and procedures;

(c)           as of the Effective Date all necessary consents, approvals and authorizations of all governmental or Regulatory Authorities and other persons required to be obtained by such Party in connection with the entry into this Agreement have been obtained, and such Party has obtained, or will exercise commercially reasonable and diligent efforts to obtain, all such consents, approvals and authorizations required for its performance hereunder.

(d)           it has, and during the term of this Agreement will maintain, products liability insurance coverage of not less than One Million ($1,000,000) dollars per occurrence and not less than Five Million ($5,000,000) dollars in the aggregate, upon the request of the other Party, shall furnish such other Party with a certificate of insurance evidencing such coverage and that such insurance shall not be cancelled, materially amended or allowed to lapse without at least 30 days prior written notice to the other Party.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

7.2          MonoSol Representations and Warranties. MonoSol hereby represents and warrants that:

(a)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)           it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)           the execution, delivery and performance of this Agreement have been duly authorized by all necessary actions on its part, and this Agreement has been duly executed and delivered by, and is a legal, valid and binding obligation of, MonoSol, enforceable against MonoSol in accordance with its terms, except as such enforcement may be limited by generally applicable laws relating to bankruptcy, insolvency or creditors’ rights or by principles of equity affecting the availability of remedies;

(d)           its performance under this Agreement will not interfere with, infringe upon, misappropriate, or otherwise conflict with any intellectual property rights of a third party. MonoSol has not received any past or current written charge, complaint, claim, demand, or notice either within the past two (2) years or prior to the past two (2) years, alleging any interference, infringement, misappropriation, or violation (including any claim that MonoSol or MonoSol Affiliates must license or refrain from using any of its IP Rights under this Agreement) of any intellectual property right;

(e)           to the Knowledge of MonoSol, no third party currently interferes or has interfered with, currently infringes or has infringed upon, has misappropriated, or has otherwise come into conflict with, MonoSol’s IP Rights;

(f)            it has expertise in developing and manufacturing over-the-counter and prescription pharmaceutical products and has facilities that are generally suitable for the type of development and production contemplated hereunder.

(g)           it has not to the best of its knowledge made to any Regulatory Authority an untrue statement of or regarding, or failed to disclose to any Regulatory Authority, a material fact with respect to the Product;

(h)           it’s not aware of any pending or threatened litigation, and has not received any communication, that alleges that such Party’s intellectual property, assets or activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property, proprietary or other rights of any third party;

7.3          Adams Representations and Warranties. Adams hereby represents and warrants that:

(a)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

(b)           it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)           the execution, delivery and performance of this Agreement have been duly authorized by all necessary actions on its part, and this Agreement has been duly executed and delivered by, and is a legal, valid and binding obligation of, Adams, enforceable against Adams in accordance with its terms, except as such enforcement may be limited by generally applicable laws relating to bankruptcy, insolvency or creditors’ rights or by principles of equity affecting the availability of remedies;

(d)           its performance under this Agreement will not interfere with, infringe upon, misappropriate, or otherwise conflict with any intellectual property rights of a third party. Adams has not received any past or current written charge, complaint, claim, demand, or notice either within the past two (2) years or prior to the past two (2) years, alleging any interference, infringement, misappropriation, or violation (including any claim that Adams or its Affiliates must license or refrain from using any of its IP Rights under this Agreement); and

SECTION 8.         INDEMNIFICATION; LIMITATION OF LIABILITY

8.1          Indemnification by Adams. Adams will defend, indemnify and hold harmless MonoSol, and the representatives and affiliates of MonoSol (each, a “MonoSol Indemnified Party”), from, against and in respect of any and all actions, liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys’ and experts’ fees and expenses), involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the MonoSol Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to any breach by Adams of any of its representations, warranties or covenants set forth herein.

8.2          Indemnification by MonoSol. MonoSol will defend, indemnify and hold harmless Adams, and the representatives and affiliates of Adams (each, an “Adams Indemnified Party”) from, against and in respect of any and all Losses incurred or suffered by the Adams Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to any breach by MonoSol of any of its representations, warranties or covenants set forth herein.

8.3          Third Party Claims.

(a)           If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to any claim against the Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually prejudices the Indemnifying Party.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

(b)           The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party promptly assumes such defense.  The Indemnified Party may retain separate co-counsel at its own cost and expense and participate in the defense of the Third Party Claim.  Notwithstanding anything to the contrary contained herein, assumption of the defense of any Third Party Claim hereunder by the Indemnifying Party shall not constitute a presumption or omission with respect to whether the Losses related to such Third Party Claim are, in fact, subject to indemnification hereunder.  The Indemnified Party’s right to an indemnity is conditioned upon it providing reasonable support and access to the Indemnifying Party.

(c)           The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant (or otherwise does require any limitations, covenants or other agreements of the Indemnified Parties), (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against any Indemnified Party.

(d)           The Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  If the Indemnifying Party does not assume the control and defense of a Third Party Claim under Section 7.3(a), the Indemnified Party may defend such Third Party Claim and seek indemnification hereunder from the Indemnifying Party for any Losses associated therewith.

(e)           The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any Third Party Claim and to cooperate in good faith with each other with respect to the defense of any such matter.

8.4          Exclusive Remedy.  Except as otherwise provided in Section 5.5, the sole and exclusive remedy with respect to any breach of any representation, warranty, covenant or agreement contained herein this Agreement (other than (i) with respect to a breach of the terms of a covenant or agreement, as to which MonoSol or Adams, as the case may be, also shall be entitled to seek specific performance or other equitable relief if permitted under applicable law and (ii) with respect to claims for fraud) shall be a claim for Losses (whether by contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to Section 7.1 or 7.2, as the case may be.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

8.5          DISCLAIMER. MONOSOL HEREBY DISCLAIMS, AND ADAMS HEREBY WAIVES, RELEASES AND RENOUNCES, ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DEFECT IN ANY OF THE SERVICES PROVIDED HEREUNDER OR THE FAILURE TO ACHIEVE THE OBJECTIVES OF ANY PROJECT, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

SECTION 9.         TERM AND TERMINATION

9.1          Term. The initial term of this Agreement shall begin as of the Effective Date and shall remain in effect for a period of seven (7) years, provided that Adams may renew this Agreement for three successive three (3) year periods, in its sole discretion, by notice to MonoSol at least six (6) months prior to the end of the then current term.

9.2          Termination.

(a)           Adams shall at its sole discretion have the right to terminate this Agreement: (i) if a Product developed by MonoSol under a Project Plan hereunder fails to meet the Specifications applicable to such Project Plan, (ii) if MonoSol fails to meet Project milestones, subject to applicable grace periods (as set forth in the applicable Project Plan), as a result of MonoSol’s breach of its obligations under such Project Plan, or (iii) if MonoSol has failed to achieve acceptable stability for the Product(s) as set forth in the applicable Project Plan as a result of MonoSol’s breach of its obligations under such Project Plan.

(b)           If, at any time during the term of this Agreement, Adams, directly or indirectly, takes any action or assists or supports any third party in taking any action challenging any of MonoSol’s IP Rights, including any action in connection with an opposition, reexamination, revocation or invalidation proceeding, or requests a declaration of an interference against or otherwise attacks the validity or enforceability of any of MonoSol’s IP Rights, or contests or disputes MonoSol’s entitlement to or ownership of the of MonoSol’s IP Rights, MonoSol shall have the right to terminate this Agreement immediately.

(c)           MonoSol shall at its sole discretion have the right to terminate this Agreement if Adams commits any continuing and material breach of any of the provisions of this Agreement and (in the case of a breach that is capable of remedy) fails to remedy the same within thirty (30) days of receipt of written notice of such breach.

(d)           Either Party shall be entitled to immediately terminate this Agreement upon the filing or institution of bankruptcy, reorganization (in connection with any insolvency), liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such other Party’s business, or if a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, that in the case of any

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

involuntary bankruptcy proceeding or the attachment of a substantial portion of a Party’s assets, such right to terminate shall only become effective if the proceeding or attachment is not dismissed within 180 days after the filing thereof.

                (e)           This Agreement shall automatically terminate at any time when there are no Project Plans in effect or under active negotiation for a period of over one year.

9.3          Rights Upon Termination.

(a)           In the event of termination of this Agreement by Adams pursuant to Section 9.2(a) or 9.2(d), MonoSol shall disclose in writing and deliver to Adams such data and results from the conduct of the applicable Project Plans and any Developments to be owned by Adams with respect thereto conceived or developed prior to the effective date of termination and shall deliver to Adams a copy of the complete records (including, without limitation, laboratory records) regarding such Project Plans; provided that MonoSol shall not have any obligation to deliver to Adams any MonoSol Confidential Information or any Developments to be owned by MonoSol under this Agreement or any Project Plan.

(b)           In the event of termination of this Agreement by MonoSol pursuant to Section 4 or Section 9.2(b), 9.2(c) or 9.2(d), MonoSol shall retain any data and results from the conduct of any ongoing Project Plans and any Developments with respect thereto conceived or developed prior to the effective date of termination and Adams shall have no rights or interest with respect thereto.

9.4          Survival.

(a)           Any claim that arises prior to the effective date of termination of this Agreement shall survive such termination.

(b)           Sections 3.3, 4, 5.4, 6, 8 and 9 shall survive termination of this Agreement for any reason.

9.5          Return of Confidential Information. Within thirty (30) days of any termination of this Agreement, (i) Adams shall cease to use and shall deliver to MonoSol, upon written request, all Confidential Information of MonoSol, except for any documents or records that Adams is required to retain by applicable law, and (ii) MonoSol shall cease to use and shall deliver to Adams, upon written request, all Confidential Information of Adams except for any documents or records that MonoSol is required to retain by applicable law.

SECTION 10.       MISCELLANEOUS

10.1        Independent Contractor.  Neither MonoSol nor Adams, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees or agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

10.2        Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by reputable overnight courier, by facsimile transmission (with receipt confirmed by automatic transmission report) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Adams:                                                                          Adams Respiratory Products, Inc.
4 Mill Ridge Lane
Chester, New Jersey  07930
Attn:  General Counsel
Facsimile No.:  (908) 879-9784

With a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia  30309

Attn:  J. Vaughan Curtis

Facsimile:  (404) 253-8247

If to MonoSol:                                                               MonoSol Rx, LLC.

30 Technology Drive
Warren, New Jersey 07059
Attn:       A. Mark Schobel

Facsimile No.:  908.561.1209

With a copy to:

MonoSolRx LLC

1100 Connecticut Ave

Suite 440

Washington DC 20036

Attn: Joe Fuisz

Facsimile: 202.223.9069

Any Party may by notice given in accordance with this Section 9.2 to the other Parties designate another address or person for receipt of notices hereunder.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

10.3        Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither MonoSol nor Adams may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other; provided that either Party may assign its rights under this Agreement without the other Party’s prior written consent upon written notice to the other Party in connection with the transfer or sale of all or substantially all of the assets or business of such Party or any of its Affiliates or the merger or consolidation with another Person of such Party or any of its Affiliates.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Adams and MonoSol and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for affiliates or representatives entitled to indemnification pursuant to Section 7.

10.4        No Implied Waivers; Rights Cumulative. No failure on the part of MonoSol or Adams to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

10.5        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

10.6        Force Majeure. Neither Party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder (except the payment of money) and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of circumstances beyond the reasonable control of the Party so affected, including without limitation any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes, including strikes, lockouts, job actions or boycotts; fires; explosion; and floods.  A governmental or regulatory inspection or order directed at either Party shall not be considered to be a force majeure event for the purpose of this Agreement.  The Party so affected shall: (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration; and (b) use commercially reasonable efforts to relieve the effect of such cause as rapidly as possible.

10.7        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

10.8        Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.9        Entire Agreement. This Agreement and the Ancillary Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties thereto.

10.10      Amendment; Waiver. This Agreement may not be amended except by an instrument signed by each of the Parties hereto.  Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

10.11      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

10.12      Submission to Jurisdiction; Waiver. In the event any action shall be brought to enforce or interpret the terms of this Agreement, the Parties agree that such action will be brought in the U.S. District Court for the Southern District of New York.  Each of MonoSol and Adams hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of MonoSol and Adams hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.13      Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

10.14      Waiver of Jury Trial. EACH OF ADAMS AND MONOSOL HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

10.15      Publication. MonoSol and Adams agree not to issue any press relate or other public statement disclosing the existence of or relating to this Development Agreement or Ancillary Agreements without the express written consent of the other Party; provided, however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to law, including securities laws applicable to a public company, subject to notifying the other Party in writing and giving such other Party reasonable time to comment on the same prior to disclosure.

10.16      Debarment Certification. Neither MonoSol nor any Person employed thereby directly in the performance of the Projects has been debarred under section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act and no debarred Person shall in the future be employed by MonoSol in connection with any work to be performed for or on behalf of Adams which may later become part of any application for approval of a drug by the FDA.  If at any time after execution of this contract, MonoSol becomes aware that MonoSol or any Person employed thereby directly in the performance of the Projects is, or is in the process of being, debarred, MonoSol hereby certifies that it shall so notify Adams at once.

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CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

                IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first above written.

MONOSOL Rx, LLC		ADAMS RESPIRATORY PRODUCTS, INC.

By:	/s/ Alexander M. Schobel	By:	/s/	Robert Casale
Name:	Alexander M. Schobel		Name:	Robert Casale
Title:	Pres. & CEO		Title:

[Signature Page to Development Agreement]

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Exhibit A

Project Plan for Thin Strip Project

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